Exhibit 99.1

Extreme Networks Announces CFO Transition

Morrisville, NC — January 25, 2023 – Extreme Networks, Inc. (Nasdaq: EXTR), a leader in cloud networking, today announced that its CFO, Rémi Thomas, has accepted a position at a privately held software company and will resign from his position at Extreme. Thomas will remain with Extreme until February 16, 2023.

Extreme has initiated a search for a CFO with the assistance of a leading executive search firm. Senior Vice President and head of Financial Planning & Analysis, Cristina Tate, will take over as interim CFO.  She is responsible for long-term planning, budgeting, forecasting, and management reporting and oversees all finance business partnerships across the various corporate functions at Extreme. She is also the Chair of Extreme’s Women in Networking (WIN) alliance. Prior to Extreme, Tate was at Micro Focus and Hewlett-Packard’s Software business unit. She holds a Bachelor of Arts in economics and mathematics from the University of California, Santa Barbara.

“I want to personally thank Rémi for his leadership at Extreme and helping oversee major milestones such as our acquisition and integration of both Aerohive Networks and Ipanema. He played a key role in our cloud transformation and helped successfully steer Extreme through a global pandemic and unprecedented supply chain challenges. We are forecasting accelerated growth over the next several years that will produce significant operating leverage that we are primed to take advantage of,” stated Ed Meyercord, President and CEO.

“Cristina is a highly respected leader in our finance organization who is deeply involved in running our business day-to-day and executing our long-term strategy,” continued Meyercord.  “This is a great opportunity for her to step in and provide a seamless transition as we enter this exciting new phase of accelerated growth,” he concluded.

CFO Rémi Thomas noted: “I am proud to have been part of the Extreme team that executed a growth strategy to cloudify our portfolio, took share, improved productivity and delivered structurally higher profitability and cash flow. Extreme is in a great position to achieve its long-term financial goals.”

Forward Looking Statements:
Statements in this release may be forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements speak only as of the date of this release. Actual results or events could differ materially from those anticipated in those forward-looking statements as a result of certain factors, including: the effectiveness of our solutions as compared with our customers' needs; a highly competitive business environment for software and switching equipment; the possibility that we might experience delays in the development or introduction of new technology and products; customer response to our new technology and products; the Company’s failure to achieve targeted financial metrics; macroeconomic and political and geopolitical factors; and supply chain disruptions and a dependency on third parties for certain components and for the manufacturing of our products.

More information about potential factors that could affect the Company's business and financial results are described in “Management's Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” included in the Company’s Annual Report on Form 10-K for the year ended June 30, 2022, Quarterly Report on form 10-Q for the quarter ended September 30, 2022, and other documents of the Company on file with the Securities and Exchange Commission (available at www.sec.gov).  Except as required under the U.S. federal securities laws and the rules and regulations of the U.S. Securities and Exchange Commission, Extreme disclaims any obligation to update any forward-looking statements after the date of this release, whether as a result of new information, future events, developments, changes in assumptions or otherwise.

About Extreme Networks:

Extreme Networks, Inc. (EXTR) is a leader in cloud networking focused on delivering services that connect devices, applications, and people in new ways. We push the boundaries of technology leveraging the powers of machine learning, artificial intelligence, analytics, and automation. 50,000 customers globally trust our end-to-end, cloud-driven networking solutions and rely on our top-rated services and support to accelerate their digital transformation efforts and deliver progress like never before. For more information, visit Extreme's website at https://www.extremenetworks.com/ or follow us on LinkedIn, YouTube, Twitter, Facebook or Instagram.

Extreme Networks and the Extreme Networks logo are trademarks or registered trademarks of Extreme Networks, Inc. in the United States, and other countries.

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Investor Relations and Press Contacts:

Stan Kovler Vice President, Corporate Strategy & Investor Relations Extreme Networks 919-595-4196 skovler@extremenetworks.com	Amy Aylward Vice President, Corporate Marketing Extreme Networks 603-952-5138 PR@extremenetworks.com

Source: Extreme Networks, Inc.